Exhibit 15.1

High Times to Acquire Leading Southern California Dispensary to Expand Growing Portfolio

Closing on the binding agreement will bring Desert’s Finest into the High Times Retail Ecosystem

LOS ANGELES — March 8, 2021 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, announced today that it has entered into a definitive agreement to acquire Desert’s Finest, a dispensary located in Desert Hot Springs, Calif. The transaction is valued at $6.2 million, of which approximately $5,350,000 is in the form of convertible debt, and is expected to close within 90 days.

Another addition to High Times’s rapidly expanding retail presence, which already includes three operational stores across California and nearly a dozen others in development, Desert’s Finest will retain its employees and will be rebranded as a High TimesTMMarket following the closing. The acquisition will also bring a distribution license into the brand’s operations, complimenting other owned assets in the region.

“We’re thrilled to add this thriving business located in Desert Hot Springs, California to our growing retail footprint. In less than a year, we’ll have gone from zero to five operational stores in California alone, with many still in their final stages of development,” stated Hightimes Chief Executive Officer Peter Horvath. “While High Times has always been a leader in the cannabis space, we’re pleased with the pace our plant touching business has come together and look forward to reaching these communities on a more local level. We are building the model at High Times that will guide not only our company, but our industry, into federal legalization by supporting local, minority and women-owned businesses by highlighting their products within our offering.”

The new store will also expand the service area of the High Times owned-and-operated High Times Delivery, which is currently reaching more than 50% of the California area. Consumers interested in High Times retail or delivery offerings should visit hightimes.com/getweed.

Kronos Capital Partners is acting as financial advisor to Desert’s Finest in connection with the transaction and Michelman & Robinson LLP is acting as counsel to Hightimes Holding Corp. and Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP is acting as counsel to Desert’s Finest and its shareholders in the transaction.

About High Times:

For more than 46 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into a rapidly growing network of cannabis dispensaries, the host and creator of industry-leading events like the Cannabis Cup, the producer of globally distributed merchandise, benefactor of international licensing deals and provider of content for millions of fans and supporters across the globe. In the world of Cannabis, High Times is the most trusted arbiter of quality. For more information on High Times visit http://www.hightimes.com.

Forward Looking Statements

This press release contains information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. In addition, consumption of the transactions contemplated with Harvest Health or any other dispensaries remain subject to certain closing conditions, including the receipt of certain regulatory and third-party consents. The parties are aiming to close the Desert’s Finest acquisition no later than June 2, 2021, subject to the parties’ mutual agreement to extend the closing date.

Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Report on Form 1-U dated March 5, 2021.

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